1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Strong Start to 2018

•	Double digit top line growth, core business up in excess of market

•	Margin stabilization with flat EPS and Adjusted EPS growth of 13%

•	Muuto North America roll-out on track for Q2
EAST GREENVILLE, PA, April 25, 2018 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the first quarter ended March 31, 2018. Net sales were $296.6 million for the quarter, an increase of 15.5%, from the first quarter of 2017. Operating profit for the quarter was $22.5 million, an increase of 8.8%, compared to operating profit of $20.6 million for the first quarter of 2017. Adjusted operating profit was $24.0 million, an increase of 16.3% when compared to adjusted operating profit of $20.6 million in the first quarter of 2017. Net earnings for the quarter were $15.3 million, a decrease of 0.9% when compared to the first quarter of 2017. Adjusted net earnings for the quarter were $17.4 million, an increase of 13.2% when compared to the first quarter of 2017. Adjusted EBITDA was $36.8 million, an increase of 14.1% when compared to $32.3 million in the first quarter of 2017. Diluted earnings per share was $0.31 and $0.31 for the first quarter of 2018 and 2017, respectively. Diluted earnings per share was negatively impacted by a loss on extinguishment of debt, acquisition expenses and restructuring charges in the first quarter of 2018. Adjusted diluted earnings per share was $0.35 and $0.31 for the first quarter of 2018 and 2017, respectively.
“We are very pleased with our strong start to 2018,” commented Knoll President and CEO Andrew Cogan. “Our efforts to diversify our sources of revenue, expand our selling capacity, respond to the changing design trends and allocation of space within the workplace as well as improve our margins are beginning to come together. Furthermore, with an increasing mix of revenue and profits coming from the international and high design residentially oriented businesses in our Lifestyle segment we are building a stronger, differentiated and more sustainably profitable enterprise.” Cogan added, “Looking ahead to the balance of the year we would expect these initiatives to continue to drive top line growth and margin expansion.”

First Quarter Results
First quarter 2018 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended March 31,		Percent
	2018	2017	Change
Net Sales	$296.6	$256.8	15.5%
Gross Profit	107.7	95.7	12.6%
Gross Profit %	36.3%	37.3%	(2.7)%
Operating Expenses	85.2	75.1	13.6%
Acquisition Expenses	1.0	—	100.0%
Restructuring Charges	0.5	—	100.0%
Adjusted Operating Expenses (1)	83.7	75.1	11.6%
Operating Profit	22.5	20.6	8.8%
Operating Profit %	7.6%	8.0%	(5.0)%
Adjusted Operating Profit (1)	24.0	20.6	16.3%
Adjusted Operating Profit % (1)	8.1%	8.0%	1.2%
Loss on Extinguishment of Debt	1.4	—	100.0%
Net Earnings	15.3	15.4	(0.9)%
Adjusted Net Earnings (1)	17.4	15.4	13.2%
Adjusted EBITDA (1)	36.8	32.3	14.1%
Adjusted EBITDA % (1)	12.4%	12.6%	(1.6)%
Diluted Earnings Per Share	$0.31	$0.31	—%
Adjusted Diluted Earnings Per Share (1)	$0.35	$0.31	12.9%
(1) For a reconciliation of Non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” below.
Net sales were $296.6 million for the first quarter of 2018, an increase of 15.5%, from the first quarter of 2017. Net sales for the Office segment were $181.6 million during the first quarter of 2018, an increase of 15.0%, when compared with the first quarter of 2017. The increase in the Office segment was a result of strong growth in commercial sales in both North America and Europe. Newer workplace platforms and complimentary products drove sales growth, while legacy system sales were consistent with the first quarter of 2017. Net sales for the Lifestyle segment were $115.0 million during the first quarter of 2017, an increase of 16.3%, when compared with the first quarter of 2017. This increase was primarily driven by the inclusion of two months of sales from Muuto, which was acquired on January 25, 2018, as well as higher sales at DatesWeiser.
Gross profit for the first quarter of 2018 was $107.7 million, an increase of $12.0 million, or 12.6%, when compared with the first quarter of 2017. During the first quarter of 2018, gross margin decreased to 36.3% from 37.3% in the first quarter of 2017. This decrease was driven mainly by the Office segment, where higher volume and a favorable shift of mix towards new product platforms were offset by unfavorable commodity and transportation inflation when compared to the first quarter of 2017.
Operating expenses were $85.2 million for the first quarter of 2018, or 28.7% of net sales, compared to $75.1 million, or 29.2% of net sales, for the first quarter of 2017. Operating expenses in the first quarter of 2018 included acquisition expenses of $1.0 million related to the Muuto acquisition, and restructuring charges of $0.5 million. The restructuring charges were related to an organizational realignment that will result in greater operational efficiency and control. Excluding these items, adjusted operating expenses were $83.7 million for the first quarter of 2018, or 28.2% of net sales compared to $75.1 million for the first quarter of 2017. The increase in adjusted operating expenses was related primarily to incremental operating expenses from Muuto as well as the expansion of our sales force.

During the first quarter of 2018, interest expense was $5.5 million, compared to $1.7 million in the first quarter of 2017. Interest expense for the first quarter of 2018 included a loss on extinguishment of debt of $1.4 million resulting from the refinancing of the Company's credit facility. Excluding the loss on extinguishment of debt, interest expense for the first quarter of 2018 increased $2.4 million compared to the first quarter of 2017. This increase was due primarily to increased debt levels as a result of the Muuto acquisition and higher interest rates.
During the first quarter of 2018, other income was $4.0 million compared to $2.2 million for the first quarter of 2017. The increase in the first quarter of 2018 was due primarily to favorable foreign exchange gains. Other income is primarily related to foreign exchange gains and net periodic benefit income from the Company's pension and other post-employment benefit plans in both 2018 and 2017. In accordance with the adoption of ASU 2017-07, which was effective for the Company on January 1, 2018, the Company reclassified the net periodic benefit income recognized on the Company's pension and other post-employment benefit plans from selling, general, and administrative expense to other income for all periods presented.
Net earnings for the first quarter of 2018 was $15.3 million, or $0.31 diluted earnings per share, compared to $15.4 million, or $0.31 diluted earnings per share, for the first quarter of 2017. Excluding the impact of acquisition expenses, restructuring charges, and the loss on extinguishment of debt, adjusted net earnings for the first quarter of 2018 was $17.4 million, or $0.35 adjusted diluted earnings per share, compared to $15.4 million, or $0.31 adjusted diluted earnings per share for the first quarter of 2017.
The effective tax rate for the first quarter of 2018 was 27.1%. The effective tax rate for the quarter was favorable compared to the Company's average annual historical effective tax rate as a result of the passage of the U.S. Tax Cuts and Jobs Act (“Tax Reform”) in 2017. Excluding the impact of Tax Reform during 2017, the Company's average annual historical effective tax rate was approximately 37.0% over the past 5 years. The effective tax rate for the first quarter of 2017 was 27.2%, and was impacted by favorable tax treatment related to the vesting of a large quantity of equity awards. The Company expects its full year effective tax rate will be between 25% and 26% for fiscal year 2018. The mix of pretax income and the varying effective tax rates in the countries and states in which we operate directly affects our consolidated effective tax rate.
Capital expenditures for the first quarter of 2018 totaled $8.5 million compared to $10.7 million in the first quarter of 2017. During the first quarter of 2018, the Company paid a quarterly dividend of $7.4 million, or $0.15 per share, and payment of accrued dividends on vested shares of $0.3 million, compared to payment of a quarterly dividend of $7.3 million, or $0.15 per share, and the payment of accrued dividends on vested shares of $1.1 million during the first quarter of 2017.

Business Segment Results
The Company manages its business through its reportable segments: Office and Lifestyle. All unallocated expenses are included within Corporate.
The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms in North America and Europe. These products include: systems furniture, seating, storage, tables, desks and KnollExtra® accessories as well as the international sales of our Office products.
The Lifestyle segment includes KnollStudio®, HOLLY HUNT®, DatesWeiser, Muuto, KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. KnollStudio products, which are distributed in North America and Europe, include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. In addition, HOLLY HUNT® also includes Vladimir Kagan Design Group, a renowned collection of modern luxury furnishings. DatesWeiser, known for its sophisticated meeting and conference tables and credenzas, sets a standard for design, quality and technology integration. The KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products. The acquisition of Muuto rounds out the Lifestyle segment with its ancillary products and affordable luxury furnishings to make the Lifestyle segment an all-encompassing “resimercial”, high-performance workplace, from uber-luxury living spaces to affordable luxury residential living.
In 2018, the Company revised its segment presentation by aggregating the former Studio and Coverings segments with Muuto. Additionally, the Office segment now includes our office business in Europe which was historically reported in Studio. The Company believes this revised presentation better aligns the segments with how management views and operates the Company.
The tables below present the Company’s segment information with Corporate costs excluded from operating segment results. Prior year amounts have been recast to conform to the current presentation (in thousands).

	Three Months Ended March 31,
Net Sales	2018	2017
Office	$181,619	$157,997
Lifestyle	114,940	98,823
Total Net Sales	$296,559	$256,820

	Three Months Ended March 31,
Operating Profit (Loss)	2018	2017
Office	$8,866	$8,828
Lifestyle	20,176	18,411
Corporate	(6,582)	(6,603)
Total Operating Profit	$22,460	$20,636

	Three Months Ended March 31,
Adjusted EBITDA	2018	2017
Office	$16,453	$14,260
Lifestyle	23,845	20,912
Corporate	(3,463)	(2,886)
Total Adjusted EBITDA	$36,835	$32,286

The tables below include prior year segment information by quarter, that has been recast to conform to the Company's current segment presentation for comparative purposes (in thousands).

	Three Months Ended
Net Sales	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Office	$157,997	$162,599	$192,308	$210,078
Lifestyle	98,823	106,095	98,948	106,044
Total Net Sales	$256,820	$268,694	$291,256	$316,122

	Three Months Ended
Operating Profit (Loss)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Office	$8,828	$4,812	$15,802	$(1,633)
Lifestyle	18,411	20,584	17,578	20,205
Corporate	(6,603)	(5,564)	(5,653)	(6,230)
Total Operating Profit	$20,636	$19,832	$27,727	$12,342

	Three Months Ended
Adjusted EBITDA	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Office	$14,260	$12,931	$21,918	$21,888
Lifestyle	20,912	22,902	20,166	22,241
Corporate	(2,886)	(3,565)	(3,104)	(3,149)
Total Adjusted EBITDA	$32,286	$32,268	$38,980	$40,980

Reconciliation of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in the statements of income, balance sheets, or statements of cash flows of the company. We present non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to display ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within this press release are Adjusted Operating Expenses, Adjusted Operating Profit, Adjusted Interest Expense, Adjusted Net Earnings, EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings Per Share. These non-GAAP measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using non-GAAP measures only as supplemental presentations.
The following table reconciles Operating Expenses to Adjusted Operating Expenses for the periods indicated.

	Three Months Ended March 31,
	2018	2017
	($ in millions)
Knoll Inc.
Operating Expenses	$85.2	$75.1
Less:
Acquisition expenses	1.0	—
Restructuring charges	0.5	—
Adjusted Operating Expenses	$83.7	$75.1

The following tables reconcile Operating Profit to Adjusted Operating Profit and Adjusted EBITDA by business segment for the periods indicated.

	Three Months Ended March 31, 2018
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating Profit (Loss)	$8.9	$20.2	$(6.6)	$22.5
Add Back:
Acquisition expenses	—	—	1.0	1.0
Restructuring charges	0.5	—	—	0.5
Adjusted Operating Profit (Loss)	$9.4	$20.2	$(5.6)	$24.0
Add Back:
Depreciation and amortization	5.0	3.0	0.2	8.2
Stock compensation	0.4	0.7	1.4	2.5
Other non-cash items	1.7	(0.1)	0.5	2.1
Adjusted EBITDA	$16.5	$23.8	$(3.5)	$36.8
Net Sales	$181.6	$115.0	N/A	$296.6
Operating Profit %	4.9%	17.6%	N/A	7.6%
Adjusted Operating Profit %	5.2%	17.6%	N/A	8.1%
Adjusted EBITDA %	9.1%	20.7%	N/A	12.4%

	Three Months Ended March 31, 2017
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating Profit (Loss)	$8.8	$18.4	$(6.6)	$20.6
Add Back:
Acquisition expenses	—	—	—	—
Restructuring charges	—	—	—	—
Adjusted Operating Profit (Loss)	$8.8	$18.4	$(6.6)	$20.6
Add Back:
Depreciation and amortization	4.1	1.7	0.2	6.0
Stock compensation	0.6	0.5	2.4	3.5
Other non-cash items	0.8	0.3	1.1	2.2
Adjusted EBITDA	$14.3	$20.9	$(2.9)	$32.3
Net Sales	$158.0	$98.8	N/A	$256.8
Operating Profit %	5.6%	18.6%	N/A	8.0%
Adjusted Operating Profit %	5.6%	18.6%	N/A	8.0%
Adjusted EBITDA %	9.0%	21.2%	N/A	12.6%

	Three Months Ended June 30, 2017
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating Profit (Loss)	$4.8	$20.6	$(5.6)	$19.8
Add Back:
Acquisition expenses	—	—	—	—
Restructuring charges	2.2	—	—	2.2
Adjusted Operating Profit (Loss)	$7.0	$20.6	$(5.6)	$22.0
Add Back:
Depreciation and amortization	4.6	1.6	0.2	6.4
Stock compensation	0.5	0.5	0.7	1.7
Other non-cash items	0.9	0.2	1.1	2.2
Adjusted EBITDA	$13.0	$22.9	$(3.6)	$32.3
Net Sales	$162.6	$106.1	N/A	$268.7
Operating Profit %	3.0%	19.4%	N/A	7.4%
Adjusted Operating Profit %	4.3%	19.4%	N/A	8.2%
Adjusted EBITDA %	8.0%	21.6%	N/A	12.0%

	Three Months Ended September 30, 2017
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating Profit (Loss)	$15.8	$17.6	$(5.7)	$27.7
Add Back:
Acquisition expenses	—	—	—	—
Restructuring charges	—	—	—	—
Adjusted Operating Profit (Loss)	$15.8	$17.6	$(5.7)	$27.7
Add Back:
Depreciation and amortization	4.3	1.8	0.2	6.3
Stock compensation	0.5	0.6	1.2	2.3
Other non-cash items	1.3	0.2	1.2	2.7
Adjusted EBITDA	$21.9	$20.2	$(3.1)	$39.0
Net Sales	$192.3	$98.9	N/A	$291.2
Operating Profit %	8.2%	17.8%	N/A	9.5%
Adjusted Operating Profit %	8.2%	17.8%	N/A	9.5%
Adjusted EBITDA %	11.4%	20.4%	N/A	13.4%

	Three Months Ended December 31, 2017
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating Profit (Loss)	$(1.7)	$20.2	$(6.2)	$12.3
Add Back:
Asset impairment charge	16.3	—	—	16.3
Pension settlement charge	2.2	—	—	2.2
Acquisition expenses	—	—	0.5	0.5
Restructuring charges	—	—	—	—
Adjusted Operating Profit (Loss)	$16.8	$20.2	$(5.7)	$31.3
Add Back:
Depreciation and amortization	5.5	1.7	0.2	7.4
Stock compensation	0.5	0.6	1.2	2.3
Other non-cash items	(0.9)	(0.3)	1.2	—
Adjusted EBITDA	$21.9	$22.2	$(3.1)	$41.0
Net Sales	$210.1	$106.0	N/A	$316.1
Operating Profit %	(0.8)%	19.1%	N/A	3.9%
Adjusted Operating Profit %	8.0%	19.1%	N/A	9.9%
Adjusted EBITDA %	10.4%	21.0%	N/A	13.0%
The following table reconciles Interest Expense to Adjusted Interest Expense for the periods indicated.

	Three Months Ended March 31,
	2018	2017
	($ in millions)
Knoll Inc.
Interest Expense	$5.5	$1.7
Less:
Loss on extinguishment of debt	1.4	—
Adjusted Interest Expense	$4.1	$1.7

The following table reconciles Net Earnings to EBITDA and Adjusted EBITDA for the periods indicated.

	Three Months Ended March 31,
	2018	2017
	($ in millions)
Knoll Inc.
Net Earnings	$15.3	$15.4
Add back:
Income tax expense	5.7	5.8
Interest expense	5.5	1.7
Depreciation and amortization	8.2	6.0
EBITDA	$34.7	$28.9
Add back:
Stock compensation	2.5	3.5
Other non-cash items	(1.9)	(0.1)
Acquisition expenses	1.0	—
Restructuring charges	0.5	—
Adjusted EBITDA	$36.8	$32.3
Net Sales	$296.6	$256.8
Adjusted EBITDA %	12.4%	12.6%
The following table reconciles Net Earnings to Adjusted Net Earnings for the periods indicated.

	Three Months Ended March 31,
	2018	2017
	($ in millions)
Knoll Inc.
Net Earnings	$15.3	$15.4
Add back:
Loss on extinguishment of debt	1.4	—
Acquisition expenses	1.0	—
Restructuring charges	0.5	—
Less:
Tax effect of non-GAAP adjustments	0.8	—
Adjusted Net Earnings	$17.4	$15.4
Tax effect of non-GAAP adjustments was calculated using the Knoll, Inc. consolidated effective tax rate for the period.

The following table reconciles Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the periods indicated.

	Three Months Ended March 31,
	2018	2017
Knoll Inc.
Diluted Earnings per Share	$0.31	$0.31
Add back:
Loss on extinguishment of debt	0.03	—
Acquisition expenses	0.02	—
Restructuring charges	0.01	—
Less:
Tax effect of non-GAAP adjustments	0.02	—
Adjusted Diluted Earnings per Share	$0.35	$0.31
Tax effect of non-GAAP adjustments was calculated using the Knoll, Inc. consolidated effective tax rate for the period.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, our integration of acquired businesses, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Charles Rayfield
Senior Vice President and Chief Financial Officer
Tel 215 679-1703
crayfield@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Conference Call Information
Knoll will host a conference call on Thursday, April 26, 2018 at 10:00 A.M. ET to discuss its financial results.
The call will include slides; participants are encouraged to listen and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     (844) 778-4138
International     (661) 378-9550
Passcode      956 5766
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll, Inc. corporate website. In addition, an audio replay of the conference call will be available through May 3, 2018 by dialing (855) 859-2056. International replay: (404) 537-3406 (Passcode: 956 5766).

About Knoll
Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser and Muuto - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017

Net sales	$296,559	$256,820
Cost of sales	188,848	161,146
Gross profit	107,711	95,674
Selling, general, and administrative expenses	84,725	75,038
Restructuring charges	526	—
Operating profit	22,460	20,636
Interest expense	5,528	1,671
Other income, net	(4,002)	(2,195)
Income before income tax expense	20,934	21,160
Income tax expense	5,667	5,764
Net earnings	15,267	15,396
Net earnings (loss) attributable to noncontrolling interests	8	(8)
Net earnings attributable to Knoll, Inc. stockholders	$15,259	$15,404

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.31	$0.32
Diluted	$0.31	$0.31

Weighted-average shares outstanding:
Basic	48,556,686	48,456,225
Diluted	49,204,776	49,382,892

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,154	$2,203
Customer receivables, net	101,156	86,687
Inventories, net	167,973	144,945
Prepaid and other current assets	42,188	44,435
Total current assets	327,471	278,270
Property, plant, and equipment, net	201,515	200,630
Goodwill	343,543	142,113
Intangible assets, net	361,542	238,581
Other non-current assets	1,431	1,447
Total assets	$1,235,502	$861,041
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$16,267	$10,000
Accounts payable	109,219	108,922
Other current liabilities	106,249	104,158
Total current liabilities	231,735	223,080
Long-term debt	506,420	181,048
Deferred income taxes	84,601	54,671
Post-employment benefits other than pensions	3,605	3,575
Pension liability	20,177	21,671
Other non-current liabilities	22,570	18,267
Total liabilities	869,108	502,312
Total equity	366,394	358,729
Total liabilities and equity	$1,235,502	$861,041

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017

Net earnings	$15,267	$15,396
Cash provided by operating activities	5,601	3,825
Cash used in investing activities	(312,216)	(10,650)
Cash provided by (used in) financing activities	320,345	(249)
Effect of exchange rate changes on cash and cash equivalents	221	255
Increase (decrease) in cash and cash equivalents	13,951	(6,819)
Cash and cash equivalents at beginning of period	2,203	9,854
Cash and cash equivalents at end of period	$16,154	$3,035